                                                                   EXHIBIT 10.13
February 17, 1999

Mr. Joe Caffarelli
2919 216th Avenue NE
Redmond, WA 98053

Dear Joe:

     This letter confirms that your employment with Airspan Communications Corporation. You will be working as Senior Vice President and Chief Financial Officer, reporting to me. The effective start date will be April 1, 1999.

     Compensation will be composed of several elements:

        .  Base Salary:  $200,000 per year, paid twice a month
        . Annual Bonus: % function bonus based on Gross Profits/kicks in at $50,000 for $13.12M gross profit for 1999.
        . Stock options totaling 343,000 shares vesting monthly over 4 years with a 12-month initial period where no shares vest. These options are subject to board approval and will be granted 18 cents a share or alternatively at latest closing round (17.5 cents)

     An additional adjustment will be paid of $50,000 less approximate taxes per 12-month period to cover all cost of living and income tax liabilities arising due to your residency in the UK. This compensation will only be paid while you are resident in the UK.

     You will receive a signing bonus of $30,000 at the end of April. In the event that you resign from Airspan within twelve months, this bonus will be refunded to the company.

     Four weeks of annual vacation will be provided per year.

     The cost of shipping for a small container of personal goods will be re-inbursed by our company with a rental management fee for your Seattle home with a maximum monthly amount of $500, payable on presentation of expenses. Should you elect to transport your dog to the UK, reasonable quarantine and transport costs will be re-imbursed. Furthermore, the company will cover the rental of a small storage container in the Seattle area with a monthly limit of $200 for the period while you are working in the UK. If desired you can combine the total of $200 rental and $500 management fee in an alternative way provided the total does not exceed $700.

     Assuming continued employment should it be necessary to locate in the US, moving expenses back to Airspan within the US will also be reimbursed.

     In the unlikely event of a termination of employment initiated by the company, we will provide a severance payment of 6 months basic salary and an allowance to relocate back to Seattle consistent with the reimbursed expenses for the move to the UK.

     You will be responsible for all applicable UK taxes as well as US taxes on your compensation. The services of Ernst and Young or associated auditor will be available to assist you within reason for the initial years' filing of UK taxes.

     This offer is contingent on a satisfactory medical evaluation and the forms for this simple evaluation will be forwarded to you shortly. I request that you can complete these forms prior to your starting date.

     Joe, on behalf of the Airspan Communications Corporation, I look forward to your membership on our team and look forward to seeing you soon.

Sincerely,

/s/ Eric Stonestrom

Eric Stonestrom
President and Chief Executive Officer

ADDENDUM TO J CAFFARELLI OFFER LETTER
RELOCATION AGREEMENT:  US TO UK

ADMINISTRATION OF THE RELOCATION AGREEMENT

1.   PURPOSE

This agreement is designed to provide financial assistance and advisory support for Airspan employees relocating to the UK to take up employment with the Company.

2.   EXPENSES COVERED BY THIS AGREEMENT

Outlined in this agreement are the relocation expenses which the Company is prepared to reimburse to you (if not already covered by your offer letter) and, where possible, maximum expenditure is indicated. Where it is not indicated the Company expects reasonable expenditure to be submitted. If you are in any doubt as to what the Company deems reasonable, please contact the HR Department with written estimates prior to expenditure for approval. Items not included in this agreement will not be reimbursed except those referred to in paragraph 6 of this policy.

3.   ADMINISTRATION

This agreement will be administered by the Human Resources Department in the UK.

4.   ELIGIBILITY

You will only be eligible for relocation reimbursement whilst in employment with the Company. You will not be eligible for relocation reimbursement during any notice period if you resign from the Company nor if your employment is terminated for cause.

5.   RECORD KEEPING

The tax implications involved with relocation require very careful record keeping by both you and the Company. For all expenses you must submit relocation expenses reports in a timely manner with original receipts, to the Human Resources Department for processing. The reimbursed ceiling imposed by the Inland Revenue in the UK for relocation expenses before they become taxable benefit is (Pounds)8,000. You are therefore requested to establish mutually agreed monthly communication with the HR Department to monitor relocation expenditure.

6.   EXPENSES NOT COVERED BY THIS AGREEMENT

The Company recognises that special circumstances and contingencies may occur in a relocation. No one plan such as this can cover every conceivable situation. If you encounter an unusual problem or a circumstance which does not seem to be adequately covered in this policy, the Human Resources Department will make every effort to provide you with the answers and assistance needed. All agreement deviations require the approval of the President and CEO.

7.   CAR RENTAL

If you do not have access to your car when you arrive in the UK, the Company will reimburse you for rental for one car for 90 days from your date of entry to the UK, to be arranged through the Company. It is your responsibility to ensure you hold a valid and current driving license to drive in the UK. At the end of the 90-day period you can either pay the company on a monthly invoice basis for the use of the car until the end of its lease or return the car to the company and make your own arrangements.

8.   TEMPORARY LIVING EXPENSES

The Company will pay for temporary accommodation in the UK in accommodation to be arranged through the Company for a maximum period of 90 days. All expenses must be submitted through the Company's expenses procedure and must be authorised by the President and CEO (as your line manager).

9.   MOVING EXPENSES

The following goods will not be moved, stored, handled or insured at the Company's expense:

   .  Motorcycles
   .  Recreational Motor Vehicles or Airplanes
   .  Boats (too big for regular shipment along with household goods)
   .  Patio slate
   .  Planes or gliders
   .  Fertiliser
   .  Cement
   .  Frozen foods
   .  Shrubbery
   .  Firewood
   .  Lumber or other building material
   .  Sand
   .  Animals larger than a dog or a cat
   .  Portable swimming pools/hot tubs
   .  Live plans

In addition, the Company will not pay car storage costs. The Company is not responsible for the value of any special collections you ship, including jewellery or antique furniture. It is recommended, therefore, that you store or hand carry these items to protect them, or arrange for special insurance at your own expense.

You must pay special handling or additional shipping cost for these items:

   .  Pianos or other large objects;

   .  Hobby or shop equipment
   .  Plants and shrubs; and
   .  Other similar personal items.

10.  REPAYMENT OF RELOCATION EXPENSES

Should you resign your position with the Company within one year from 1st April 1999 you hereby undertake to repay the Company on a pro-rata basis (11/12ths in month 1 to 1/12th in month 12) the total relocation expenditure reimbursed to your or paid on your behalf. Repayment may take the form of payroll deduction expense claim offset or personal cheque.

Signed /s/ Joe Caffarelli                   Date   April 30, 1999
      --------------------------                ------------------
      Joe Caffarelli